UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2009 (January 25, 2009)

WYETH

(Exact name of registrant as specified in its charter)

Delaware	1-1225	13-2526821
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five Giralda Farms, Madison, N.J.	07940
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 973-660-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Wyeth, a Delaware corporation (the “Company”), Pfizer Inc., a Delaware corporation (“Pfizer”), and Wagner Acquisition Corp., a Delaware corporation and direct wholly-owned subsidiary of Pfizer (“Merger Sub”) have entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) dated as of January 25, 2009. Pursuant to the Merger Agreement and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of Pfizer.

As a result of the Merger, each outstanding share of the Company’s common stock, other than shares of restricted stock (which will be entitled to receive cash consideration pursuant to separate terms of the Merger Agreement), and shares of common stock held directly or indirectly by the Company or Pfizer (which will be cancelled as a result of the Merger), and other than those shares with respect to which appraisal rights are properly exercised and not withdrawn, will be converted into the right to receive $33.00 in cash (the “Cash Consideration”), without interest, and 0.985 validly issued, fully paid and non-assessable shares of common stock of Pfizer (the “Stock Consideration”). Under the terms of the Merger Agreement, in the event that the number of shares of common stock of Pfizer issuable as a result of the Merger would exceed 19.9% of the outstanding shares of common stock of Pfizer immediately prior to the closing of the Merger, the Stock Consideration will be reduced so that no more than 19.9% of the outstanding shares of common stock of Pfizer become issuable in the Merger and the Cash Consideration will be increased by a corresponding amount.

The completion of the Merger is subject to certain conditions, including, among others (i) adoption of the Merger Agreement by the Company’s stockholders, (ii) the absence of certain legal impediments to the consummation of the Merger, (iii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and obtaining antitrust approvals in certain other jurisdictions, (iv) subject to certain materiality exceptions, the accuracy of the representations and warranties made by the Company and Pfizer, respectively, and compliance by the Company and Pfizer with their respective obligations under the Merger Agreement, (v) declaration of the effectiveness by the Securities and Exchange Commission of the Registration Statement on Form S-4 to be filed by Pfizer, and (vi) the lenders providing Pfizer with debt financing in connection with the Merger shall not have declined to provide such financing at closing due to the occurrence of a Parent Material Adverse Effect (as defined in the Merger Agreement) or due to Pfizer failing to obtain (A) an unsecured long-term obligations rating of at least “A2” (with stable (or better) outlook) and a commercial paper credit rating of at least “P-1” (which rating shall be affirmed) from Moody’s Investors Services, Inc. and (B) a long-term issuer credit rating of at least “A” (with stable (or better) outlook) and a short-term issuer credit rating of at least “A-1” (which rating shall be affirmed) from Standard & Poor’s Ratings Group (it being understood, that an unsecured long-term obligations rating of higher than “A2” and a long-term issuer credit rating of higher than “A” shall satisfy the foregoing condition, as applicable, irrespective of whether or not such rating(s) are subject to “negative watch” or “negative outlook”) (the “Specified Financing Condition”).

Each of the Company and Pfizer has made representations and warranties in the Merger Agreement. The Company has also agreed to various covenants and agreements, including, among other things (i) to conduct its business in the ordinary course of business during the period between the execution of the Merger Agreement and the closing of the Merger and (ii) not to solicit alternate transactions. Pfizer has also agreed to various covenants and agreements, including among other things (i) to conduct its business in the ordinary course of business during the period between the execution of the Merger Agreement and the closing of the Merger and (ii) not to engage in acquisitions or share repurchases above certain agreed thresholds. Additionally, Pfizer is required to reduce its quarterly dividend to no more than $0.16 per share.

The Merger Agreement contains specified termination rights for the parties. If the Merger Agreement is terminated in certain circumstances where the Company receives an acquisition proposal that the board of directors of the Company determines is, or is reasonably likely to lead to, a Superior Proposal (as defined in the Merger Agreement), then the Company would be required to pay Pfizer a termination fee of (i) $1.5 billion if such proposal is received during the first 30 days following execution of the Merger Agreement or (ii) $2 billion if such proposal is received after the first 30 days following execution of the Merger Agreement. The Company would also be required to pay Pfizer a termination fee of $2 billion if (1) the Merger Agreement is terminated due to either the failure of the Company’s shareholders to approve the Merger or the Company’s breach of the Merger Agreement, and in each case, certain additional circumstances occur, and (2) within twelve months following such termination, the Company enters into a definitive agreement with a third party with respect to certain extraordinary transactions or certain extraordinary transactions are consummated. In addition, if as a result of an Intervening Event (as defined in the Merger Agreement) the Company’s board of directors changes its recommendation that its shareholders approve the Merger, then Pfizer could terminate the Merger Agreement, in which case the Company would be required to pay Pfizer a $2 billion termination fee and reimburse Pfizer for up to $700 million of expenses incurred by Pfizer in connection with the Merger.

If all conditions to the Merger Agreement are satisfied other than the Specified Financing Condition and Pfizer does not consummate the Merger within the period specified in the Merger Agreement, then the Merger Agreement may be terminated by the Company, in which case Pfizer would be required to pay the Company a termination fee of $4.5 billion.

Additionally, Pfizer has agreed that it will cause two current directors of the Company to be appointed to the board of directors of Pfizer at the closing of the Merger.

The foregoing description of the Merger Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and the terms of which are incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other financial information about the Company, Pfizer, or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, Pfizer or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company and Pfizer.

Additional Information

In connection with the Merger, Pfizer intends to file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 containing a proxy statement/prospectus for the stockholders of Wyeth and each of Wyeth and Pfizer plan to file other documents with the SEC regarding the proposed merger transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, WYETH’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and stockholders will be able to obtain, without charge, a copy of the proxy statement/prospectus, as well as other relevant documents containing important information about Wyeth and Pfizer at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. Wyeth’s stockholders will also be able to obtain, without charge, a copy of the proxy statement/prospectus and other relevant documents when they become available by directing a request by mail or telephone to Wyeth, Five Giralda Farms, Madison, NJ 07940, Attention: Investor Relations, (877) 552-4744. Information about Wyeth’s directors and executive officers and other persons who may be participants in the solicitation of proxies from Wyeth’s stockholders is set forth in Wyeth’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and Wyeth’s proxy statement for its 2008 annual meeting of stockholders, which was filed with the SEC on Schedule 14A on March 14, 2008.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

(2.1)	Agreement and Plan of Merger, dated as of January 25, 2009, among Pfizer Inc., Wagner Acquisition Corp., and Wyeth.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2009	WYETH

	By:	/s/ Gregory Norden
	Name:	Gregory Norden
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

(2.1)	Agreement and Plan of Merger, dated as of January 25, 2009, among Pfizer Inc., Wagner Acquisition Corp., and Wyeth.